Exhibit 10.7

CONCHO RESOURCES INC.

EXECUTIVE SEVERANCE PLAN

I.    INTRODUCTION

This Concho Resources Inc. Executive Severance Plan (this “Plan”) is being adopted pursuant to the authorization of the Compensation Committee of the Board for the benefit of certain executives of the Company. This Plan is intended to provide severance benefits to certain executives who experience a Qualifying Termination or a termination due to death or Disability.

II.    DEFINITIONS AND CONSTRUCTION

2.1    Definitions. Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise.

(a) “Applicable Factor” shall mean the relevant factor specified as applicable to the Executive, as set forth on the attached Schedule A.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean the Executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Executive’s duties, (ii) has refused, without proper reason, to perform the Executive’s duties, (iii) has materially breached any material provision of this Plan or corporate policy or code of conduct established by the Company, (iv) has willfully engaged in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise), (v) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate), (vi) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, or (vii) has used Company securities owned or controlled by the Executive as collateral for a securities margin account.

(d) “Change of Control” shall mean the first to occur of any of the following:

(i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (1) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (2) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(ii) the Company is dissolved and liquidated;

(iii) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control of (including, without limitation, the power to vote) more than 30% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(iv) the individuals who, as of the original adoption date of this Plan, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Company” shall mean Concho Resources Inc., a Delaware corporation, and shall include its successors and assigns.

(g) “Disability” shall mean that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties for six consecutive months and the Executive shall not have returned to full-time performance of the Executive’s duties within 30 days after written notice of termination is given to the Executive by the Employer (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(h) “Employer” shall mean the Company and each of its subsidiaries and affiliates that is treated as an Employer in accordance with the provisions of Section 5.1.

(i) “Executive” shall mean an individual who is in one of the positions specified on Schedules A and B who has entered into a Participation Agreement with the Company in substantially the form set forth on the attached Schedule C.

(j) “Good Reason” shall mean, with respect to each Executive, the occurrence of any one or more of the following: (i) a material reduction in the nature or scope of the Executive’s position, authority, duties or responsibilities; (ii) a reduction in the Executive’s annual base salary or target annual cash incentive opportunity; or (iii) a required change in the location of the Executive’s principal place of employment by 50 miles or more from the location where the Executive was previously principally employed. In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination within thirty (30) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Executive following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason and shall not entitle the Executive to any benefits under this Plan.

(k) “Payment Date” shall mean the first regularly scheduled payroll date that is at least sixty (60) days following the effective date of the Qualifying Termination.

(l) “Protection Period” shall mean the period commencing on the consummation of a Change of Control and ending on the second anniversary of such Change of Control.

(m) “Qualifying Termination” shall mean a termination of the Executive’s employment by the Company without Cause, and not by reason of death or Disability, or a resignation by the Executive for Good Reason.

(n) “Restricted Period” shall mean, the period of the Executive’s employment with the Employer and a period of one year following the termination of the Executive’s employment with the Employer for any reason or such applicable shorter period as may be specified pursuant to Section 4.2.

(o) “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

(p) “Specified Employee” means a person who is, as of the date of the person’s termination of employment, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established by the Company.

2.2    Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

2.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of this Plan, the text shall control.

III.    SEVERANCE BENEFITS

3.1    Payments and Benefits upon a Qualifying Termination (Unrelated to a Change of Control). Subject to the further provisions of this Article III and the Executive’s continued compliance with his or her obligations under Article IV hereof, upon an Executive’s Qualifying Termination that does not occur within the Protection Period:

(a) the Employer shall pay or provide to the Executive the Executive’s unpaid base salary through the date of termination, any unreimbursed business expenses, and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements;

(b) the Employer shall continue to pay to the Executive his base salary, as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), for the number of months that applies to the Executive as specified in Schedule B following such Qualifying Termination, which amount shall be payable in accordance with the normal payroll practices of the Employer;

(c) the Employer shall pay to the Executive an amount in cash equal to the Executive’s target annual bonus for the year that includes the date of termination pro-rated to reflect the number of days that the Executive was employed by the Company and its subsidiaries during such calendar year, and which shall be payable on the first regularly scheduled payroll date that is at least sixty (60) days following the effective date of termination;

(d) during the portion, if any, of the 18-month period commencing on the date of termination that the Executive properly elects continuation coverage for himself and/or his eligible dependents under the Company’s or a subsidiary’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Employer shall promptly reimburse the Executive on a monthly basis for the cost of such coverage;

(e) the Employer shall reimburse the Executive, up to a maximum cumulative amount of $15,000, for the reasonable fees of an outplacement or similar service provider engaged by the Executive to assist in finding employment opportunities for such Executive; provided that the Executive submits documentation of such expenses to the Employer within thirty (30) days following the date of termination;

(f) a pro-rated portion of each outstanding unvested time-based equity-based compensation award held by the Executive shall vest immediately as of the date of termination based on the number of days that the Executive was employed by the Company and its subsidiaries during the vesting period applicable to the unvested portion of such award divided by the total number of days in such vesting period; and

(g) a pro-rated portion of each outstanding unvested performance-based equity-based compensation award held by the Executive shall vest immediately as of the date of termination at the lower of the target level of achievement of any applicable performance conditions or the actual level of achievement of any applicable performance conditions as of the date of termination, and, in either case, based on the number of days that the Executive was employed by the Company and its subsidiaries during the vesting period applicable to such award divided by the total number of days in such vesting period.

3.2    Severance Benefits upon a Qualifying Termination (Related to a Change of Control). Subject to the further provisions of this Article III, upon an Executive’s Qualifying Termination that occurs within the Protection Period, the Executive shall receive all of the payments and benefits described in Section 3.1 above, except that the following payments shall be substituted for their respective counterparts in Sections 3.1(b), 3.1(f), and 3.1(g):

(a) in lieu of any payment under Section 3.1(b), the Employer shall pay to the Executive in a single lump sum on the Payment Date an amount in cash equal to (1) the sum of (i) the Executive’s annualized base salary as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), plus (ii) the average of the annual bonuses, if any, paid or payable to the Executive for the three-year period (or for any shorter period of the Executive’s employment, if such Executive has not been employed for three years) immediately preceding the date of termination, (2) multiplied by the Applicable Factor that applies to the Executive;

(b) in lieu of any vesting acceleration under Section 3.1(f), each outstanding unvested time-based equity-based compensation award held by the Executive shall vest in full as of the date of termination; and

(c) in lieu of any vesting acceleration under Section 3.1(g), each outstanding unvested performance-based equity-based compensation award held by the Executive shall vest in full as of the date of termination at the actual level of achievement of any applicable performance conditions as of the date of the Change of Control.

3.3    Payments upon a Termination of Employment Due to Death or Disability. Subject to the further provisions of this Article III, upon an Executive’s termination of employment with the Company due to death or Disability:

(a) the Employer shall pay or provide to the Executive or his personal representative or estate, the Executive’s unpaid base salary through the date of termination, any unreimbursed business expenses, and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements;

(b) the Employer shall pay to the Executive or his or her personal representative or estate, in a single lump sum cash payment on the first regularly scheduled payroll date that is at least sixty (60) days following the effective date of termination, an amount equal to the sum of (i) the Executive’s annualized base salary as in effect immediately prior to termination plus (ii) the Executive’s target annual bonus for the year that includes the date of termination pro-rated to reflect the number of days that the Executive was employed by the Company and its subsidiaries during such calendar year;

(c) each outstanding unvested time-based equity-based compensation award held by the Executive shall vest in full as of the date of termination; and

(d) each outstanding unvested performance-based equity-based compensation award held by the Executive shall vest in full as of the date of termination at the higher of the target level of achievement of any applicable performance conditions or the actual level of achievement of any applicable performance conditions as of the date of termination.

3.4    Release and Full Settlement; Payment Delay; Repayment Obligations. Any provision of this Plan to the contrary notwithstanding, the payment of any amounts or provision of any benefits under Sections 3.1(b) through (g), 3.2(a) through 3.2(c), 3.3(b) or Section 4.2 hereof shall be subject to the Executive’s (or, if applicable, his personal representative or estate’s) execution, within forty five (45) days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims in the form provided by the Company, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within sixty (60) days following the date of termination. Except as set forth in the following sentence, any payments pursuant to Sections 3.1(b) through (g), 3.2(a) through 3.2(c), 3.3(b) or Section 4.2 hereof that would otherwise be payable in the first sixty (60) days following the date of termination shall be withheld and become payable in a lump sum on the date that is sixty (60) days following the date of termination. However, if the Executive is a Specified Employee, any payments hereunder that constitute a “deferral of compensation” within the meaning of Section 409A and to which the Executive would otherwise be entitled during the first six months following the date of termination shall be accumulated and paid to the Executive on the date that is six months following the date of termination (or if earlier, to the Executive’s estate or personal representative upon the Executive’s death). Furthermore, the payment of any amounts or provision of any benefits under Sections 3.1(b) through (g) or Section 4.2 hereof shall be subject to the Executive’s continued compliance with his or her obligations under Article IV hereof, and, in the event of any breach of such obligations by the Executive, the Executive agrees to promptly repay the Employer the gross amount or value of any payments or benefits provided under Sections 3.1(b) through (g) or Section 4.2 hereof.

3.5    Parachute Payments. Anything to the contrary herein notwithstanding, if an Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the severance benefits provided for in Sections 3.1 or 3.2, together with any other payments or benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by the Executive from the Employer will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts received by the Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Board (or any committee appointed by the Board) in good faith and any such reduction shall be implemented in a manner consistent with the requirements of Section 409A of the Code. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments or benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Section 3.5 shall require the Employer to be responsible for, or have any liability or obligation with respect to, any Executive’s excise tax liabilities under section 4999 of the Code.

3.6    Coordination with Certain Other Agreements. The benefits under and participation in this Plan are intended to supersede and replace the severance and separation benefits to which an Executive may be entitled under any other plan, policy, agreement or arrangement. By executing a Participation Agreement with the Company to participate in this Plan, an Executive shall waive any right to severance or separation benefits under any other plan, policy, agreement or arrangement of any Employer.

3.7    No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article III or Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III or Section 4.2 be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer.

IV.    RESTRICTIVE COVENANTS

4.1    Non-Competition and Non-Solicitation Obligations. In consideration of the payments and benefits that may be paid or provided to the Executive hereunder and to protect the trade secrets and confidential information of the Company that have been and will in the future be disclosed or entrusted to the Executive, the business goodwill of the Company or its affiliates, and the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company or its affiliates, the Company and the Executive agree to the provisions of this Article IV. The Executive agrees that during the Restricted Period, the Executive will not:

(a) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for the Executive’s own benefit or for the benefit of any other person or entity either (i) hire, contract or solicit, or attempt any of the foregoing with respect to hiring any employee of the Company or its affiliates, or (i) induce or otherwise counsel, advise, or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(b) within any geographic area or market where the Company or any of its affiliates are conducting any business or have, during the twelve months preceding the termination of the Executive’s employment with Company, conducted such business or proposed to conduct business, as applicable:

(i) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, contractor or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of, any business similar to that conducted by the Company or its affiliates or provide or sell a service or product that is the same, substantially similar to or otherwise competitive with the products and services provided or sold by the Company or its affiliates (each, a “Competitive Operation”); provided, however, that this provision shall not preclude the Executive from owning less than 2% of the equity securities of any publicly held Competitive Operation so long as the Executive does not serve as an employee, officer, director or consultant to such business;

(ii) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for the Executive’s own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of the Company or its affiliates with whom the Executive dealt, directly or indirectly, during the Executive’s engagement with Company or its affiliates, in connection with a Competitive Operation; or

(iii) call upon any prospective acquisition candidate on the Executive’s own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to the Executive’s knowledge after due inquiry, either called upon by the Company or for which the Company or any of its affiliates made an acquisition analysis, for the purpose of acquiring such entity.

4.2    Limitations on Non-Competition. Notwithstanding the provisions of Section 4.1, if the Executive provides written notice to the Company that the Executive will terminate employment with the Employer pursuant to a resignation by the Executive that does not constitute a Qualifying Termination, then, solely for purposes of Section 4.1(b)(i), the Restricted Period shall end on a date selected by the Company and set forth in a written notice provided by the Company to the Executive; provided, however, that (i) the date selected by the Company shall be a whole number of months (not in excess of 12) after the last day of the Executive’s employment with the Employer and (ii) subject to the provisions of Section 3.4 hereof, the Employer shall pay to the Executive an amount equal to one-twelfth of the Executive’s annualized base salary for each month of the Restricted Period following the last day of the Executive’s employment with the Employer, which amount shall be paid on or about the last day of each month of the Restricted Period following the last day of the Executive’s employment with Company. The Executive hereby delegates to the Company the right to select and determine in good faith the duration of the Restricted Period as provided in this Section 4.2.

4.3    Non-Disparagement. During and following the Executive’s employment with the Employer, the Executive agrees not to disparage, either orally or in writing, the Company, any of Company’s affiliates, business, products, services or practices, or any of Company’s or its affiliates’ directors, officers, agents, representatives, stockholders, or employees. During and following the Executive’s employment with the Employer, the Employer agrees not to disparage, either orally or in writing, the Executive.

V.    GENERAL PROVISIONS

5.1    Other Participating Employers. It is contemplated that subsidiaries and affiliates of the Company may adopt this Plan, with the approval of the Board or the Compensation Committee thereof, and thereby become an “Employer” hereunder. Any such entity, whether or not presently existing, may become an “Employer” by appropriate action of its board of directors or non-corporate counterpart. The provisions of this Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the determination of whether a Change of Control has occurred shall be made based solely on the Company. Transfer of employment among the Company and other participating Employers shall not be considered a Qualifying Termination hereunder unless such transfer otherwise constitutes a Good Reason event. Subject to the provisions of Section 5.2, any participating Employer may, by appropriate action of its board of directors or non-corporate counterpart, terminate its participation in this Plan. Amounts payable hereunder shall be paid by the Employer that employs the particular Executive.

5.2    Termination and Amendment. This Plan may be amended from time to time or terminated at the discretion of the Board or the Compensation Committee thereof; provided, however, that notwithstanding the foregoing, (a) any amendment or termination of this Plan prior to a Change of Control will only become effective, to the extent it would adversely affect the benefits or rights to benefits (contingent or otherwise) of any Executive under this Plan, on the date that is six (6) months following adoption thereof by the Board or the Compensation Committee thereof and (b) this Plan may not be amended on or following a Change of Control to adversely affect the benefits or rights to benefits (contingent or otherwise) of any Executive under this Plan or terminated on or following a Change of Control until there are no longer any benefits potentially payable under this Plan. Further, a participating Employer may not terminate its participation in this Plan on or following a Change of Control unless and until it no longer employs any Executives and has otherwise satisfied its obligations to pay benefits under this Plan.

5.3    Funding; Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Employers’ general assets. No Executive shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of amounts due hereunder.

5.4    Nonalienation; Successors. This Plan shall be binding upon the Employer and any successor of the Employer, by merger, consolidation, acquisition or similar transaction, and shall inure to the benefit of and be enforceable by the Employer’s Executives. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under this Plan, except by will or the laws of descent and distribution. An Executive’s rights and interests hereunder shall inure to the benefit of and be enforceable by the Executive’s personal representative.

5.5    Not Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

5.6    Indemnification. If an Executive shall obtain any money judgment relating to this Plan or otherwise prevails with respect to any litigation brought by such Executive or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements. Such payments shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment (on or following the date on which he obtains a money judgment relating to this Plan or otherwise prevails with respect to litigation brought by him to enforce or interpret any provision contained herein) accompanied by such evidence of such fees and expenses incurred as the Company may reasonably require. In any event the Employer shall pay the Executive such legal fees and expenses by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such legal fees and expenses. The legal fees or expenses that are subject to reimbursement pursuant to this Section 5.6 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that are eligible for reimbursement pursuant to this Section 5.6 during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 5.6 is not subject to liquidation or exchange for another benefit.

5.7    Payment Obligations Absolute. The Employer’s obligation to pay an Executive the amounts provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer or any of its subsidiaries may have against such Executive or anyone else. All amounts payable by the Employer shall be paid without notice or demand.

5.8    Withholding. Any benefits or amounts paid or provided pursuant to this Plan shall be subject to all applicable taxes and withholdings.

5.9    Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10    Compliance With Section 409A. To the maximum extent permitted by applicable law, amounts payable under this Plan are intended to be exempt from Section 409A or in compliance with the requirements of Section 409A and this Plan shall be administered accordingly. No amounts payable under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). Each payment under this Plan is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Plan shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).

5.11    Governing Law. This Plan shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

SCHEDULE A

The Applicable Factor is determined based on the position of the Executive as follows:

Position	Applicable Factor
Chief Executive Officer	3.0
President	2.75
Executive Vice President	2.5
Senior Vice President	2.25
Vice President	2.0

SCHEDULE B

The number of months that base salary will continue to be paid upon a Qualifying Termination outside of the Protection Period is determined based on the position of the Executive as follows:

Position	Number of Months
Chief Executive Officer	24
President	21
Executive Vice President	18
Senior Vice President	15
Vice President	12

SCHEDULE C

PARTICIPATION AGREEMENT

CONCHO RESOURCES INC.

EXECUTIVE SEVERANCE PLAN

This Participation Agreement (the “Agreement”) is made and entered into by and between                              (the “Executive”) and Concho Resources Inc., a Delaware corporation (the “Company”), effective as of January 1, 2019 (the “Effective Date”).

The Company maintains the Concho Resources Inc. Executive Severance Plan (the “Plan”) to provide for specified severance benefits in connection with certain Qualifying Terminations (as defined in the Plan). The Executive hereby acknowledges that he has read and understands the terms of the Plan and agrees to participate in the Plan. The Executive also expressly acknowledges and agrees that participation in the Plan replaces and supersedes the Employment Agreement made by and between the Company and the Executive dated                                 , and that such Employment Agreement shall be terminated and the Executive will no longer be entitled to any benefits under such Employment Agreement upon execution of this Agreement and participation in the Plan.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CONCHO RESOURCES INC.	EXECUTIVE

By:
Executive Signature

Title: